Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Zeta Global Holdings Corp.

(Exact Name of Registrant as Specified in Its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.001 par value per share	Other	10,000,000 (2)	$15.315	$153,150,000	0.0001381	$21,150.02
Total Offering Amounts					$153,150,000		$21,150.02
Total Fee Offsets							—
Net Fee Due							$21,150.02

(1) In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Class A common stock, $0.001 par value per share (“Class A Common Stock”), of Zeta Global Holdings Corp. that become issuable under the Zeta Global Holdings Corp. 2021 Incentive Award Plan (the “Plan”) by reason of any stock dividend, stock split, or similar transaction.

(2) Represents an additional 10,000,000 shares of Class A Common Stock estimated to become available for issuance under the Plan pursuant to the provisions of the Plan that provide for an automatic annual increase in the number of shares of Class A Common Stock available for issuance thereunder and that may otherwise become issuable under the Plan pursuant to its terms (and estimated solely for the purposes of the calculations herein).

(3) Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based upon the average of the high and low prices per share of Class A Common Stock as reported on the New York Stock Exchange on February 23, 2026.

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